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                                GALOOB TOYS, INC.
                        1996 LONG TERM COMPENSATION PLAN

         1. Purpose. Galoob Toys, Inc. 1996 Long Term Compensation Plan (the "Plan") has been adopted for the purposes of enhancing shareholder value over the long term by providing meaningful financial rewards to executive management for exceptional performance as measured by the achievement of rigorous long-term goals.

         2. Performances Period and Measurement Standard. The Plan shall cover the financial performance period of July 1, 1996 through December 31, 1998 (the "Performance Period"). Performance shall be measured by reported earnings per share for Galoob Toys, Inc. (the "Company") during the Performance Period ("Earnings per Share"). Earnings Per Share for this purpose will be "fully diluted" or "diluted" Earnings Per Share, whichever may be applicable under generally accepted accounting principles for the particular reporting period. The reported Earnings Per Share amount used for measuring performance under the Plan shall reflect adjustments due to:

                  (a) any extraordinary gains or losses, as defined under generally accepted accounting principles ("GAAP");

                  (b) gains or losses resulting from one-time adjustments due to changes in tax law or GAAP; and

                  (c) any other extraordinary, unusual, or non-recurring gains or losses which are quantified and identified separately in footnotes to the annual financial statements or in "Management's Discussion and Analysis of Financial Conditions and Results of Operation" appearing in an applicable annual report to shareholders of the Company.

         3. Participation. The Compensation Committee (the "Committee") of the Board of Directors shall select and designate in writing those members of executive management who shall be eligible to participate in the Plan no later than September 28, 1996. Each person designated a participant shall be notified in writing of his or her eligibility to participate in the Plan and of the dollar amount of his or her Target Award Opportunity (as described below).

         4. Target Award Opportunities. Each participant shall have a target award opportunity equal to 300% of his or her annualized salary as of July 1, 1996 (a "Target Award




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Opportunity"); provided, however, no participant shall receive an award in excess of $1.875 million under the Plan with respect to the Performance Period. The extent, if any, to which this Target Award Opportunity will result in a monetary payment will depend on the degree of achievement of certain Earnings Per Share goals during the Performance Period.

         5. Earnings Per Share Goal and Payment Schedule. The Earnings Per Share performance standard for the Plan shall be cumulative Earnings Per Share, as reported quarterly during the Performance Period. Upon reaching a 75% threshold level of % of Plan Achievement (set forth below), the % of Target Award Opportunity Earned (set forth below) shall begin to increase pro rata up to the next higher % of Target Award Opportunity Earned.

The following schedule sets forth the amounts to be paid to Plan participants upon the Company's achievement of certain cumulative Earnings Per Share during the Performance Period:

                   Plan Achievement
                      (Cumulative
                       Earnings
                     Per Share for                                 % of
                        7/1/96                                 Target Award
                        Through             % of Plan           Opportunity
                       12/31/98)           Achievement            Earned
                       ---------           -----------            ------
                         $6.98                     150%               125%
                         $4.65                     100                100
                         $3.49                      75                 50
                         -----            ------------                ---
                         $3.49            less than 90                  0


         6. Payment Terms. Prior to the time any payments to Plan Participants are made pursuant to the Plan and in all events prior to March 30, 1999, the Committee shall certify the cumulative Earnings Per Share for the Performance Period in writing and direct the Company to make the appropriate payment, if any, to each participant and/or to establish a deferred payment account in the name of a participant, provided such participant has filed a valid deferral payment election with the Committee no later than June 30, 1998. Each participant shall be notified by the Company prior to April 1, 1998 of the conditions governing any deferral accounts and delayed payments, including the interest or investment return rates terms which shall be available.




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         7. Termination of Employment.

                  (a) Termination of employment with the Company for any reason prior to January 1, 1999 shall result in full forfeiture of a participant's right to any payment under the Plan, except in the event of a participant's death or disability or as otherwise determined by the Committee. In the event of termination of employment due to death or disability of a participant prior to January 1, 1999, the participant, or the executor or administrator of the estate of the deceased participant, or the person or persons to whom the deceased participant's rights hereunder shall pass by will or the laws of descent or distribution shall be entitled to a pro rata payment, within 30 days of such termination of employment, based upon the participant's actual period of service during the Performance Period.

                  (b) For purposes of this Section 7, the "pro rata payment amount" shall be determined by multiplying (x) the product obtained by multiplying the participant's Target Award Opportunity by (y) the quotient obtained by dividing (a) the cumulative Earnings Per Share during the Performance Period through the date of death or disability, as the case may be, by (b) $4.65.

         8. Plan Administration.

                  (a) Authority-The Committee shall be responsible for overseeing the administration of the Plan and accordingly has full power to interpret the Plan and to adopt such rules and regulations and guides for carrying out the Plan as it may deem necessary or proper. All decisions shall be made solely in the best interests of the Company and in keeping with the purposes of the Plan. The Committee's powers include, but are not limited to, selecting participants, establishing such additional terms and conditions governing the Plan as it deems appropriate, adopting any and all modifications, amendments, procedures and regulations, and making all other determinations as it deems appropriate for the administration of this Plan. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.

                  (b) Plan Amendment and Termination-The Committee may amend or terminate the Plan in its sole discretion.




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         9. Miscellaneous. The following provisions are generally
applicable to the Plan:

                  (a) Non-transferability-No interest in the Plan shall be assignable or transferable other than by will or by laws of descent and distribution, or by power of attorney if a participant is deemed incompetent.

                  (b) Tax Withholding-The Company shall have the right to deduct from any payment made under the Plan a sufficient amount, as may be applicable, to cover any statutory withholding tax requirements or to take such other action as may be necessary to satisfy any such tax withholding obligations.

                  (c) Other Plan "Compensation"-No payments under the Plan shall be deemed a part of any participant's regular, recurring compensation for purposes of calculating payments or benefits from any other Company benefit, compensation, severance or similar plan.

                  (d) No Right to Benefit or to Employment-Except as designated by the Committee, no person shall have any right to participate under this Plan, and no participant, by virtue of participation in the Plan shall have a right to be retained as an employee of the Company.

                  (e) Binding Arbitration-Any dispute or disagreement regarding participation and a participant's claim under the Plan shall be settled solely by arbitration in accordance with the applicable rules of the American Arbitration Association.

                  (f) Unfunded Plan-The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by participation in the Plan, such obligation shall merely constitute a general unsecured liability to the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

                  (g) Effective Date-The Plan shall be effective as of July 29, 1996, the date on which the Plan was adopted by the Committee (the "Effective Date"), provided that



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         the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive a Target Award Opportunity hereunder.




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